WHEN RECORDED, PLEASE RETURN TO:

D. Matthew Dorny
Nu Skin Enterprises, Inc.
75 West Center Street
Provo, Utah 84601

UTAH DEED OF TRUST

        THIS TRUST DEED (this “Trust Deed”) is executed as of the 25th day of October, 2001, by LORI H. BUSH (the “Trustor”), in favor of MERRILL TITLE COMPANY (“Trustee”), and NU SKIN ENTERPRISES, INC., a Delaware corporation (“Beneficiary”), whose address is 75 West Center Street, Provo, Utah 84601.

         FOR good and valuable consideration, and in order to secure for the benefit of Beneficiary the following obligations (collectively, the “Obligations”): (i) the timely payment and performance of the obligations of Trustor under this Trust Deed, under the promissory note (the “Note”) of even date with this Trust Deed, executed by Trustor, as maker, in favor of Beneficiary, as payee, in the principal amount of Eight Hundred Fifteen Thousand Dollars ($815,000.00), payable with interest as set forth in the Note, and under any other instruments given to further evidence or secure such obligations, as this Trust Deed, the Note or such other instruments may be extended, renewed, modified, amended or replaced from time to time; and (ii) the payment of any loans or advances made after the date of this Trust Deed for any purpose by Beneficiary to Trustor,

         TRUSTOR CONVEYS, WARRANTS AND TRANSFERS TO TRUSTEE, IN TRUST, WITH POWER OF SALE, the following:

The land (the “Land”) located in Salt Lake County, Utah, more particularly described as follows:

All of Lot 1, AMENDED HIDDEN OAKS ESTATES NO. 4, according to the official plat thereof, as recorded in the office of the Salt Lake County Recorder. Parcel Identification Number 28-02-277-019,

which parcel has the address of 3491 East Danish Road, Sandy, Utah 84093.

        TOGETHER WITH all buildings, structures and other improvements on or after the date of this Trust Deed located on the Land (collectively, the “Improvements”), and all air and water rights, water stock, rights-of-way, easements, tenements, hereditaments, possessory rights, claims (including mining claims), privileges, appurtenances and fixtures belonging to, or used or enjoyed with, all or any part of the Land, including, without limitation, all right, title and interest of Trustor, now owned or acquired after the date of this Trust Deed. The Land, the Improvements and all of the foregoing are collectively referred to in this Trust Deed as the “Property.”

         TRUSTOR AGREES WITH TRUSTEE AND BENEFICIARY AS FOLLOWS:

        1.        Obligations; Certain Proceedings.  Trustor shall timely pay and perform the Obligations and all obligations under any other encumbrance or lien on the Property. Trustor shall maintain this Trust Deed as a valid lien on, and security interest in, the Property of equal priority to that created by this Trust Deed, shall preserve and protect Trustor’s interest in the Property and the interests of Trustee and Beneficiary under this Trust Deed, and shall appear in and defend any action or proceeding which may affect the Property or the obligations of Trustor or the interests of Trustee or Beneficiary under this Trust Deed.

        2.        Maintenance and Use.  Trustor shall occupy, establish and use the Property as Trustor’s principal residence within sixty days after this execution of this Trust Deed. Trustor shall (a) maintain the Property in good condition and repair, (b) comply with all laws, ordinances, rules, regulations, covenants, conditions and restrictions relating to the Property, (c) not permit nuisances to exist or commit or permit waste in or on the Property, (d) promptly complete in a good and workmanlike manner any Improvements which may be constructed, and promptly restore and repair in like manner any Improvements which may be damaged or destroyed, (e) preserve and extend all rights, licenses and permits (including, without limitation, zoning variances, special exceptions, special permits and non-conforming uses) which are applicable to the Property, and (f) immediately on discovery, clean up all hazardous substances, hazardous wastes, pollutants and contaminants located on the Property. Trustor shall do or refrain from doing any act which, from the character or use of the Property, is reasonably necessary to protect and preserve the fair market value of the Property, any specific enumerations in this Trust Deed not limiting such general obligation. Trustor shall indemnify, defend and hold harmless Trustee and Beneficiary from and against all liabilities, claims, losses, damages, costs and expenses (including, without limitation, cleanup costs and attorneys’ fees) directly or indirectly arising out of, related to or connected with any hazardous substances, hazardous wastes, pollutants or contaminants located on the Property. The liability of Trustor under the indemnity set forth in the preceding sentence shall arise on the discovery of an unacceptable environmental condition and shall survive the exercise of the power of sale, foreclosure of this Trust Deed as a mortgage or any other event. (As used in this Trust Deed, the terms “hazardous substances,” “hazardous wastes,” “pollutants” and “contaminants” mean any substances, wastes, pollutants or contaminants included within those respective terms under any law, ordinance, rule or regulation, whether now existing or enacted or amended after the date of this Trust Deed.)

        3.          Development.  Without Beneficiary’s prior written consent, Trustor shall not do any of the following: (a) make any material change to the Property or to the use of the Property; (c) initiate or support any zoning reclassification of the Property, seek any variance under existing zoning ordinances applicable to the Property or use or permit the use of the Property in a manner which would be a nonconforming use under applicable zoning ordinances; (d) impose any covenants, conditions, restrictions, easements or rights-of-way on the Property, execute or file any subdivision plat affecting the Property or consent to the annexation of the Property to any municipality; or (e) permit the Property to be used by any person in such manner as might make possible a claim of adverse usage or possession or of implied dedication or easement.

        4.          Payment of Certain Impositions.  Trustor shall pay when due all taxes, assessments and charges relating to or levied against the Property, including, without limitation, real and personal property taxes, general and special assessments, utility charges, mechanics’ and materialmen’s charges, and charges arising from any covenants, conditions or restrictions relating to the Property.  Trustor shall also pay to Beneficiary the amount of all taxes, assessments and charges which may be levied by any governmental authority on this Trust Deed, the Obligations or Beneficiary by reason of the interest of Beneficiary under this Trust Deed.  Upon the request of Beneficiary, Trustor shall deliver to Beneficiary official receipts of the appropriate taxing or other authority or other proof satisfactory to Beneficiary within ten (10) days after the date any such taxes, assessments or charges are due and payable, evidencing the payment of such taxes, assessments or charges.  Trustor may contest in good faith the validity of any mechanic’s or materialman’s lien.

        5.          Insurance.  Trustor shall maintain insurance policies (collectively, the “Policies”) with respect to the Property, in amounts and forms and with deductibles acceptable to Beneficiary, providing hazard insurance insuring against fire, extended coverage risks and such other risks as Beneficiary may require, including, without limitation, the risk of damage caused by earthquake and flooding, with replacement cost coverage and agreed value endorsement. The hazard insurance policy shall contain a standard lender’s loss payable endorsement, in favor of and in a form acceptable to Beneficiary.  Beneficiary shall be named as an additional insured under the liability insurance policy, and such insurance shall be primary and non-contributing in the event of loss with any other insurance Beneficiary may carry.  The insurers concerned shall agree that the coverage under the Policies will not be modified or canceled unless at least thirty (30) days advance written notice of the proposed modification or cancellation has been given to Beneficiary.  Beneficiary may review the Policies from time to time and require that the same be modified so as to protect Beneficiary’s interests.  Such insurance shall be carried with companies approved by Beneficiary. Trustor shall deliver to Beneficiary (at the option of Beneficiary) either the originals of the Policies or certificates duly executed by the insurers evidencing such insurance coverage.  All renewal and replacement policies must be delivered to Beneficiary at least fifteen (15) days before the expiration of the old policies.

        6.          Reserve.  On written notice by Beneficiary to Trustor, Trustor shall pay to Beneficiary on the first day of each month an amount equal to one-twelfth (1/12) of all taxes, assessments and insurance premiums required to be paid under this Trust Deed by Trustor, in such manner as to provide Beneficiary with sufficient funds to pay such taxes, assessments and premiums at least thirty (30) days prior to their respective due dates.  Such funds may be commingled with other funds of Beneficiary, shall not bear interest and shall periodically be used by Beneficiary for the payment of such taxes, assessments and premiums.  Nothing contained in this Trust Deed shall cause Beneficiary to be deemed a trustee of such funds or to be obligated to pay any amounts in excess of such funds.  If such funds are insufficient to pay all of such taxes, assessments and premiums, Trustor shall immediately pay the deficiency to Beneficiary.

        7.          Condemnation or Damage.  Trustor shall immediately give written notice to Beneficiary of the institution of any proceedings for the taking of the Property or of the occurrence of any damage to the Property, and Beneficiary shall receive all compensation, awards and insurance and other proceeds (collectively, the “Proceeds”) distributed in connection with such taking or damage.  Each person concerned is authorized and directed to make payments for such taking or damage directly to Beneficiary, instead of to Beneficiary and Trustor jointly.  Beneficiary may, but shall not be obligated to, commence, appear in and prosecute in its own name any action or proceeding and make any compromise or settlement in connection with such taking or damage.  After deducting from the Proceeds all costs and expenses (including attorneys’ fees) incurred by Beneficiary in connection with such action, proceeding, compromise or settlement, Beneficiary may use the Proceeds to reduce the Obligations (whether or not then due) or to restore or repair the Property damaged.  If Beneficiary determines to use the Proceeds for restoration and repair of the Property, the Proceeds shall be made available to Trustor for use in restoring or repairing the

Property in accordance with plans and specifications and construction arrangements approved by Beneficiary.  Beneficiary or its nominee shall hold the Proceeds and from time to time shall, on compliance with such conditions or requirements as may be imposed by Beneficiary, disburse portions of the Proceeds to Trustor or to those entitled to the Proceeds as progress is made on such restoration and repair.  If any of the Proceeds remain after the entire costs of such restoration and repair have been paid, Beneficiary may use such remaining Proceeds to reduce the Obligations (whether or not then due) or may remit the same to Trustor.

        8.          Assignment of Leases and Rents.  In the event Beneficiary consents to Trustor leasing or renting the Property in the future, Trustor absolutely, irrevocably and unconditionally assigns to Beneficiary all future leases, subleases and rental agreements covering the Property (collectively, the “Leases”), and all rents, issues, profits and income (including security deposits) arising from the Property (collectively, the “Rents”), together with the right, power and authority to enforce the Leases, collect the Rents and apply the Rents to any of the Obligations.  Notwithstanding anything contained in this Trust Deed to the contrary, the assignment set forth in the preceding sentence is an absolute, irrevocable and unconditional present assignment from Trustor to Beneficiary and not merely the passing of a security interest.  Trustor may, on behalf of Beneficiary, enforce the Leases and collect the Rents (but not more than one (1) month in advance) at any time a default does not exist under this Trust Deed and an event or condition does not exist which with the giving of notice or lapse of time or both would result in a default under this Trust Deed. Trustor shall hold the Rents so collected in trust for Beneficiary and shall use so much of the Rents as is required for the satisfaction of the Obligations. On the occurrence of a default under this Trust Deed or an event or condition which with the giving of notice or lapse of time or both would result in a default under this Trust Deed, the right of Trustor to enforce the Leases and collect the Rents shall automatically terminate, and Trustor shall immediately pay to Beneficiary all of the Rents then held by Trustor. All tenants, lessees and other persons having any obligation to make any payment in connection with the Property are authorized and directed to make such payment directly to Beneficiary on the demand of Beneficiary. The receipt by Beneficiary of such payment shall be a good and sufficient discharge of the obligation of the tenant, lessee or other person concerned to make the payment connected with the amount so received by Beneficiary. Nothing contained in this Paragraph shall be construed to make Beneficiary a mortgagee in possession or make Beneficiary responsible for any matters relating to the Property or the Leases.

        9.          Transfers and Encumbrances.  Without the prior written consent of Beneficiary, which may be withheld by Beneficiary in its sole discretion, Trustor shall not, directly or indirectly, do any of the following: (a) sell, convey, assign or transfer the Property, the Leases or the Rents, or contract to do so, voluntarily, involuntarily or by operation of law; or (b) lease, rent or otherwise surrender possession of the Property, or contract to do so, voluntarily, involuntarily, or by operation of law.  Beneficiary’s consent to one or more of such transactions shall not be a waiver of the right to require such consent with respect to any subsequent or successive transactions.  Such consent of Beneficiary may be conditioned on satisfaction of such requirements as Beneficiary may impose.

        10.          Mortgagee Title Insurance. Trustor shall provide to Beneficiary a policy of title insurance insuring the lien of this Trust Deed, in form and amount, and issued by a company, acceptable to Beneficiary.

        11.          Representations and Warranties.  Trustor covenants with, and represents and warrants to,

Trustee and Beneficiary that all of the following statements are true as of the date of this Trust Deed and will remain true: (a) Trustor is lawfully seized of indefeasible fee simple marketable title to the Property; (b) this Trust Deed has been duly executed by Trustor, and the Property has been duly conveyed to Trustee under this Trust Deed; (c) the Property is free and clear of all liens, encumbrances and interests of third parties not approved in writing by Beneficiary; (d) Trustor will defend title to the Property against all claims and demands; (e) any personal property securing the Obligations has been paid for in full, is owned solely by Trustor and is not used and was not bought for personal, family or household purposes; and (f) all obligations incurred by Trustor in connection with or which relate to the Property are current and without default.

        12.          Default.  Trustor shall be in default under this Trust Deed on the occurrence of any of the following: (a) Trustor fails to timely pay or perform any of the Obligations; (b) an event of default occurs under any lien or encumbrance affecting the Property; (c) Trustor or any guarantor of the Obligations (i) files a voluntary petition in bankruptcy or files a petition or answer seeking or acquiescing in a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future law or regulation relating to bankruptcy, insolvency or other relief for debtors, (ii) consents to or acquiesces in the appointment of a trustee, receiver or liquidator of Trustor or such guarantor, the Property or the Rents, (iii) makes a general assignment for the benefit of creditors, or (iv) admits in writing its inability to pay its debts generally as they become due; (d) a court of competent jurisdiction enters an order, judgment or decree approving a petition filed against Trustor or such guarantor seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future law or regulation relating to bankruptcy, insolvency or other relief for debtors; (e) a trustee, receiver or liquidator of Trustor, such guarantor, the Property or the Rents is appointed without the consent or acquiescence of Trustor or such guarantor; (f) a writ of execution, attachment or similar process is issued or levied against the Property or the Rents or a judgment involving monetary damages is entered against Trustor which becomes a lien on the Property or the Rents; (g) any representation or warranty contained in this Trust Deed or in any other instrument executed by Trustor is or becomes untrue; or (h) a change occurs in the condition or affairs (financial or otherwise) of Trustor or such guarantor which materially impairs Beneficiary’s security or increases its risks.

        13.          Remedies.  On a default under this Trust Deed, Trustee or Beneficiary may (but is not obligated to) do any one or more of the following: (a) without notice or demand on Trustor and without releasing Trustor from any of the Obligations, pay or perform a portion or all of the Obligations that Trustor have failed to pay or perform, and Trustor shall immediately reimburse Trustee and Beneficiary for all costs and expenses (including attorneys’ fees) incurred in connection with such payment or performance, with interest on such costs and expenses at fifteen percent (15%) per annum (the “Default Rate”), both before and after judgment; (b) declare all of the Obligations immediately due and payable and charge interest on the Obligations then outstanding at the Default Rate, both before and after judgment; (c) exercise the power of sale under applicable law; (d) foreclose this Trust Deed in the manner provided by law for the foreclosure of mortgages on real property; (e) exercise all of the rights and remedies of a secured party under the UCC (whether now existing or created after the date of this Trust Deed); (f) take possession or appoint a receiver to take possession of and (without liability or obligation) (i) hold, occupy, operate, use, maintain, repair and conserve the value of the Property, (ii) make, modify, enforce and terminate the Leases, (iii) collect the Rents and (after deducting from the Rents maintenance and operating expenses, including reasonable management fees) apply the same to the Obligations, and (iv) exercise such other powers as may be fixed by the court; (g) offset the Obligations against any amounts owed by

Beneficiary to Trustor and apply toward the Obligations all funds of Trustor which Beneficiary may have in its possession or under its control; (h) if permitted by applicable law, sue on the Note; or (i) exercise any other rights and remedies available at law or in equity.  A receiver appointed pursuant to this Paragraph may be appointed without notice to Trustor, and without regard to whether the Property is in danger of being lost, removed or materially injured, whether the Property or any other security is sufficient to discharge the Obligations or whether Beneficiary forecloses this Trust Deed judicially or nonjudicially, it being the intention of Trustor to authorize the appointment of a receiver when Trustor is in default under this Trust Deed and Beneficiary has requested the appointment of a receiver.  Trustor consents to the appointment of the particular person (including an officer, director, partner or employee, as the case may be, of Beneficiary) designated by Beneficiary as “receiver” and waive any right to suggest or nominate any person as receiver in opposition to the person designated by Beneficiary.  Neither the entering on and taking possession of the Property nor the collection and application of the Rents as aforesaid shall cure or waive any default or notice of default under this Trust Deed, invalidate any act done pursuant to such notice of default or operate to postpone or suspend any of the Obligations.  No remedy provided in this Trust Deed shall be exclusive of any other remedy at law or in equity (whether now existing or created after the date of this Trust Deed), and all remedies under this Trust Deed may be exercised concurrently, independently or successively from time to time. The failure on the part of Trustee or Beneficiary to promptly enforce any right under this Trust Deed shall not operate as a waiver of such right, and the waiver of any default shall not constitute a waiver of any subsequent or other default.

        14.          Power of Sale; Foreclosure.  The procedures relating to the exercise of the power of sale or foreclosure of this Trust Deed as a mortgage shall be governed by then existing law, or to the extent such procedures are not covered by then existing law, by law existing as of the date of this Trust Deed.  Following foreclosure of this Trust Deed as a mortgage, the purchaser at the sale held pursuant to judicial decree shall be entitled to possession of the Property during any period of redemption.  If a deficiency remains after application of the proceeds of sale following default under this Trust Deed (whether such sale is held pursuant to the exercise of the power of sale or judicial decree), Trustor shall pay the same to Beneficiary immediately on determination of the amount of such deficiency.  Such deficiency shall bear interest at the Default Rate, both before and after judgment.

        15.          Security Agreement; Fixture Filing.  This Trust Deed constitutes a security agreement with respect to all personal property and fixtures in which Beneficiary is granted a security interest under this Trust Deed, and Beneficiary shall have all of the rights and remedies of a secured party under the UCC (whether now existing or created after the date of this Trust Deed), as well as any other rights and remedies available at law or in equity. This Trust Deed, with Trustor, as debtor, and Beneficiary, as secured party, also constitutes a fixture filing with respect to any part of the Property which is or may become a fixture. The record owners of the Property is the Trustor. Beneficiary is not a seller or purchase money lender of the Personal Property. Trustor shall immediately notify Beneficiary if the name or identity of Trustor is changed, or if the address of Trustor is changed to an address different from the address of the Property. With respect to any instrument or chattel paper covered by this Trust Deed, neither Trustee nor Beneficiary need take any steps to preserve rights against prior parties. A carbon, photographic or other reproduction of a financing statement is sufficient as a financing statement.

        16.          Waiver.  Trustor waives, to the fullest extent permitted by law, any right (a) to obtain a partial release of the Property from the lien of this Trust Deed by paying less than all of the Obligations, (b) to partially redeem the Property by paying less than the amount necessary to effect redemption in full,

(c) to have the Property or any other property securing the Note marshalled on the foreclosure of the lien of this Trust Deed, and agrees that any court having jurisdiction to foreclose such lien may order the Property and such other property sold as an entirety, (d) to direct the order of the sale of the Property or any other property securing the Note, and agrees that Beneficiary may exhaust the security given for the Note in any order, and (e) relating to procedural or substantive limitations on the recovery of any deficiency, such as those set forth in Section 57-1-32 of the Utah Code Ann. (1953), as amended, including, without limitation, any requirement that Trustee or Beneficiary establish a deficiency in connection with the indebtedness secured by this Trust Deed prior to the time that all of the security given for payment of the Note has been exhausted.  Trustor further waives and relinquishes all exemptions and homestead rights which may exist with respect to the Property, and agrees not to file a declaration of homestead with respect to the Property.

        17.          Expenses and Fees.  Trustor shall pay all costs, expenses and fees (including, without limitation, trustee’s and attorneys’ fees) which are incurred by Trustee or Beneficiary in connection with the Obligations, this Trust Deed, the servicing of the indebtedness secured by this Trust Deed and the enforcement or protection of the rights and interests of Trustee or Beneficiary under this Trust Deed, including, without limitation, the monitoring of any insolvency or bankruptcy proceedings, with interest on such costs, expenses and fees at the Default Rate, both before and after judgment.

        18.          Further Assurances.  Trustor shall at any time and from time to time, on request of Beneficiary, take or cause to be taken any action, and execute, acknowledge, deliver or record any further instruments, which Beneficiary deems necessary or appropriate to carry out the purposes of this Trust Deed and to perfect and preserve the lien and security interest intended to be created and preserved in the Property.

        19.          Request for Notices. Trustor requests that a copy of any notice of default and a copy of any notice of sale under this Trust Deed be mailed to Trustor at the address of the Property.

        20. Miscellaneous.  Time is of the essence of this Trust Deed.  This Trust Deed shall be binding on Trustor and shall inure to the benefit of Trustee and Beneficiary and their respective successors and assigns. The liability of each person executing this Trust Deed as Trustor shall be joint and several.  The invalidity or unenforceability of any provision of this Trust Deed shall in no way affect the validity or enforceability of any other provision.  This Trust Deed shall be governed by and construed in accordance with the laws of the State of Utah. Paragraph captions and defined terms in this Trust Deed are for convenience of reference only and shall not affect the construction of any provision of this Trust Deed.  All pronouns shall be deemed to refer to the masculine, feminine or neuter or singular or plural, as the identity of the parties may require.

[Intentionally Left Blank]

        BY SIGNING BELOW, TRUSTOR accepts and agrees to the terms and covenants contained in this Trust Deed and in any rider(s) executed by Trustor and recorded with it.

TRUSTOR:

/s/ Lori H. Bush
Lori H. Bush

STATE OF UTAH	)
) ss:
COUNTY OF SALT LAKE	)

        On this 25th day of October, 2001, personally appeared before me, Lori H. Bush, the signer of the above instrument, who duly acknowledged to me that she executed the same.

My Commission expires:
Notary Public

REQUEST FOR RECONVEYANCE

To Trustee:

        The undersigned is the holder to the note or notes secured by this Trust Deed. Said note or notes, together with all other indebtedness secured by this Trust Deed, have been paid in full. You are hereby directed to cancel said note or notes and this Trust Deed, which are delivered hereby, and to reconvey, without warranty, all of the estate now held by you under this Trust Deed to the person or persons legally entitled thereto.

Dated:
By:

Mail Reconveyance to: